EXHIBIT 12


                          AMERICAN EXPRESS CREDIT CORPORATION
              COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                                       (millions)


                         Six Months
                           Ended
                          June 30,             Year Ended December 31,
                        (Unaudited)
                      --------------------------------------------------------
                      1995      1994       1994   1993    1992    1991    1990
                      ----      ----       ----   ----    ----    ----    ----
Earnings:

Income before
  extraordinary
  charge              $ 93     $ 63       $139    $137    $138    $174    $191
Income tax
  provision             50       34         75      64      70      87      99
Interest expense       513      326        736     599     728     946   1,022
                      ----     ----       ----    ----    ----   -----   -----
Total earnings        $656     $423       $950    $800    $936  $1,207  $1,312
                      ====     ====       ====    ====    ====   =====   =====

Fixed charges -
  interest expense    $513     $326       $736    $599    $728    $946  $1,022
                      ====     ====       ====    ====    ====   =====   =====

Ratio of earnings
  to fixed charges    1.28     1.30       1.29    1.34*   1.29    1.28    1.28


  Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

        * The ratio of earnings to fixed charges calculated in accordance with the Receivables Agreements after the impact of the extraordinary charges of $34 million (pretax) was 1.28.










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